AMENDMENT NO. THREE
TO THE
EMPLOYMENT AGREEMENT

          THIS AMENDMENT is entered into as of the 25th day of January, 2006 by and between COMMUNITY BANK (the "Corporation"), a federally chartered savings bank, and P. DOUGLAS RICHARD (the "Executive").

WITNESSETH:

          WHEREAS, the Corporation and the Executive entered into an employment agreement dated September 29, 2000 (the "Employment Agreement"); and

          WHEREAS, pursuant to Amendment No. One to the Employment Agreement dated May 3, 2001, the Corporation and the Executive amended the Employment Agreement to set expiration of the term of the Executive's employment under the Employment Agreement at March 31, 2003; and

          WHEREAS, pursuant to Amendment No. Two to the Employment Agreement dated March 29, 2002, the Corporation and the Executive amended the Employment Agreement to set the Executive's compensation and the expiration of the term of the Executive's employment under the Employment Agreement at March 31, 2004, subject to automatic extension as provided for in the Employment Agreement; and

          WHEREAS, the Corporation and Executive desire to further amend the Employment Agreement as described below.

          NOW, THEREFORE, to assure the Corporation of the Executive's continued dedication, the availability of his advice and counsel to the Board of Directors of the Corporation, and to induce the Executive to remain and continue in the employ of the Corporation and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, the Corporation and the Executive hereby agree that the Employment Agreement, as amended and currently in effect, shall be further amended, as follows:

          1. Section 9 of the Employment Agreement is hereby amended and revised to read as follows:

          Change in Control: If the Executive's employment by the Corporation shall be terminated by the Corporation, other than for Cause or as a result of the Executive's death, disability or retirement, or terminated by the Executive for Good Reason, in either case within six (6) months preceding or twenty-four (24) months following a Change in Control of CFC or the Corporation, then the Corporation, in lieu of the Corporation's obligations under Section 7(a)(i) of this Agreement, shall:

          (a) Pay to the Executive in cash (less any amounts previously paid to the Executive pursuant to Section 7(a) of this Agreement following the Executive's termination or resignation of employment), upon the later of the date of such Change in Control or the effective date of the Executive's termination with the Corporation, an amount equal to 299% of the Employee's "base amount" as determined under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"); and

          (b) Maintain and provide for a period ending at the earlier of (i) one (1) year after the effective date of the Executive's termination or (ii) the date of the Executive's full time employment by another employer, at no cost to the Executive, the Corporation's obligations under Section 7(a)(ii) of this Agreement.

          (c) For purposes of this Agreement, a Change of Control of CFC occurs in any of the following events: (i) the acquisition by any "person" or "group" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Exchange Act")), other than CFC, any subsidiary of CFC or their employee benefit plans, directly or indirectly, as "beneficial owner" (as defined in Rule 13d-3, under the Exchange Act) of securities of CFC representing twenty percent (20%) or more of either the then outstanding shares or the combined voting power of the then outstanding securities of CFC; (ii) either a majority of the directors of CFC elected at CFC's annual stockholders meeting shall have been nominated for election other than by or at the direction of the "incumbent directors" of CFC, or the "incumbent directors" shall cease to constitute a majority of the directors of CFC. The term "incumbent director" shall mean any director who was a director of CFC on the Effective Date and any individual who becomes a director of CFC subsequent to the Effective Date and who is elected or nominated by or at the direction of at least two-thirds of the then incumbent directors; (iii) the shareholders of CFC approve (x) a merger, consolidation or other business combination of CFC with any other "person" or "group" (as defined in Sections 13(d) and 14(d) of the Exchange Act) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of CFC immediately prior thereto continuing to represent (either by remaining outstanding or be being converted into common stock of the surviving entity or a parent or affiliate thereof) at least fifty percent (50%) of the outstanding common stock of CFC or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (y) a plan of complete liquidation of CFC or an agreement for the sale or disposition by CFC of all or substantially all of CFC's assets; or (iv) any other event or circumstance which is not covered by the foregoing subsections but which the Board of Directors of CFC determines to affect control of CFC and with respect to which the Board of Directors adopts a resolution that the event or circumstance constitutes a Change of Control for purposes of the Agreement.

          The Control Change Date is the date on which an event described in (i), (ii), (iii) or (iv) occurs.

          2. Except as specifically amended above, all terms, conditions, covenants and other provisions of the Employment Agreement shall remain in full force and effect as set forth therein.

          3. The execution, delivery and performance of this Amendment has been duly authorized by all necessary action on the part of the Corporation.

          IN WITNESS WHEREOF, the parties have executed this Amendment No. Three to the Employment Agreement effective as of January 26, 2006.

EXECUTIVE
ATTEST:		/s/ P. Douglas Richard P. Douglas Richard
COMMUNITY BANK
ATTEST:	By:	Chairman of the Board